Exhibit 99.1

For Information Contact:

Laurie Alire

Varian, Inc.

650.424.5225

laurie.alire@varianinc.com

VARIAN, INC. REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2004

Fourth Quarter Non-GAAP Diluted EPS Up 14%, GAAP Diluted EPS Up 29%

PALO ALTO, Calif. — Varian, Inc. (Nasdaq: VARI) today reported that fourth quarter non-GAAP (pro forma) and GAAP diluted earnings per share increased 14% and 29%, respectively, over the year-ago quarter, establishing new records for both measures. Pro forma net earnings were $17.9 million, or $0.50 pro forma diluted earnings per share, for the fourth quarter of fiscal year 2004, compared to $15.5 million, or $0.44 pro forma diluted earnings per share, in the fourth quarter of fiscal year 2003. On a GAAP basis, net earnings in the fourth quarter of fiscal year 2004 were $15.9 million, or $0.44 diluted earnings per share, compared to $11.8 million, or $0.34 diluted earnings per share, in the fourth quarter of fiscal year 2003.

Sales were $234.0 million for the fourth quarter of fiscal year 2004, compared to sales of $238.6 million for the fourth quarter of fiscal year 2003. Sales levels were as expected for the core business of Scientific Instruments and Vacuum Technologies. However, sales for Electronics Manufacturing were impacted by order delays resulting from a large customer’s inventory adjustments due to improvements in their operational practices. For the total company, comparability to the same quarter a year ago was impacted by the fact that the fourth quarter of fiscal year 2004 comprised thirteen weeks, compared to fourteen weeks in the fourth quarter of fiscal year 2003, as well as stronger-than-expected sales at the end of the third quarter of this year, which had an adverse impact on fourth quarter sales.

Fiscal year 2004 revenues totaled a record $916.0 million, an increase of 8.0% compared to the $847.7 million reported for fiscal year 2003. Pro forma net earnings in fiscal year 2004 increased 13% to $63.5 million, compared to $56.4 million in the prior year. Pro forma diluted earnings per share in fiscal year 2004 increased 11% to $1.78, compared to $1.61 in fiscal year 2003. On a GAAP basis, net earnings for fiscal year 2004 were $59.5 million, or $1.66 diluted earnings per share, compared to $49.1 million, or $1.40 diluted earnings per share, in fiscal year 2003. (For a complete reconciliation of non-GAAP (pro forma) financial information used in this press release to the most directly comparable GAAP financial information, please refer to the attached Reconciliations of GAAP to Pro Forma Results – Actual, Unaudited Condensed Consolidated Statements of Earnings and Unaudited Results of Operations.)

“This has been a good year with record profits and revenues. Our balanced approach to developing products for both industrial and life science customers is continuing to pay off,” said Garry W. Rogerson, President and Chief Executive Officer. “We saw a mix shift to higher-margin products, and also saw the positive effects of the efficiency improvements we’ve been implementing. As a result, pro forma operating profit margins in the fourth quarter expanded to the highest level this year.”

Results by Segment

Scientific Instruments revenues for the fourth quarter of fiscal year 2004 were $151.6 million, representing a 3.3% decrease from revenues of $156.8 million in the fourth quarter of the prior year. The fourteen-week fourth quarter in the prior year contributed to this decrease, as did stronger-than-expected sales at the end of the third quarter of this year. Sales growth in Europe and the rest of the world was offset by lower North American sales in the fourth quarter of fiscal year 2004. Operating profit margin for the fourth quarter of fiscal year 2004 was 11.1% on a pro forma basis and 9.1% on a GAAP basis. The improvement in the segment’s pro forma operating margin from 10.8% in the prior-year quarter was primarily the result of changes in product mix to higher-margin products and the positive effect of efficiency improvements.

For the full year, revenues for Scientific Instruments grew 6% to $584.9 million. Operating profit margin for the full year was 10.5% on a pro forma basis and 9.2% on a GAAP basis.

Vacuum Technologies revenues of $35.0 million increased 14.3% in the fourth quarter of fiscal year 2004 compared to revenues of $30.7 million in the fourth quarter of fiscal year 2003. The Company experienced good growth in sales for both life science and industrial applications. Vacuum Technologies operating profit margin in the fourth quarter of fiscal year 2004 was 19.0% on a pro forma basis and 18.9% on a GAAP basis. Pro forma operating margins improved from 12.4% in the prior-year quarter, primarily as a result of sales volume leverage and favorable product mix changes.

For the full year, revenues for Vacuum Technologies increased 19% to $139.6 million. Operating profit margin for the full year was 16.9% on both a pro forma basis and a GAAP basis.

Electronics Manufacturing revenues were $47.4 million in the fourth quarter of fiscal year 2004, representing a decrease of 7.3% from revenues of $51.1 million in the fourth quarter of fiscal year 2003. The decrease in revenue resulted primarily from the shorter quarter and a large customer’s inventory adjustments which will also negatively impact the current quarter. Normal shipment levels to this customer are expected to resume in the second quarter of fiscal year 2005. The pro forma and GAAP operating profit margin for Electronics Manufacturing was 10.4% in the fourth quarter of fiscal year 2004 compared to 10.9% in the prior-year quarter; the margin decline was primarily as a result of higher new customer start-up costs.

For the full year, revenues for Electronics Manufacturing increased 7% to $191.5 million. Operating profit margin for the full year was 10.8% on both a pro forma basis and a GAAP basis.

Outlook

“The drivers of growth in our industry are new products and services. We released many new products this year that gave our customers reasons to buy,” said Rogerson. “We also acquired infrared spectroscopy products and, more recently, magnet product lines to expand our product portfolio in Scientific Instruments.

“We have set aggressive internal goals and will continue to develop and release products with greater speed, acquire more technologies and product lines, and reduce our cost structure further. We are well positioned to execute on these initiatives.”

For the first time, Varian, Inc. provided fiscal year 2005 earnings per share guidance. “We are guiding toward higher sales and increased pro forma profitability in fiscal year 2005,” said Rogerson. “Consistent with the Company’s usual seasonal pattern, sales for the first quarter of fiscal year 2005 should increase over the year-ago quarter, but be down sequentially from the fourth quarter of fiscal year 2004. As fiscal year 2005 progresses, sales should increase sequentially quarter-by-quarter. Pro forma diluted earnings per share for the first quarter of fiscal year 2005 should be in the $0.38 to $0.43 range and between $1.85 to $1.96 for the full fiscal year. The pro forma results for the first quarter of fiscal year 2005 will be impacted by transition costs of two recent acquisitions. Our guidance reflects some caution given the uncertainty on the direction of the overall economy.”

The GAAP results for the first quarter of fiscal year 2005 and the full fiscal year are expected to include the following items:

— Restructuring and other related costs of approximately $1.2 million for the first quarter of fiscal year 2005 and $2.9 million for the full fiscal year. Of the costs anticipated in the first quarter, approximately $0.8 million relates to the completion of the previously announced consolidation of consumables factories in Southern California, which was previously expected to be completed in the fourth quarter of fiscal year 2004. The other costs of approximately $0.4 million expected in the first quarter and $2.1 million for the full fiscal year relate to the rationalization of the Company’s field support administration in the United Kingdom (announced earlier this quarter) in connection with the acquisition of Magnex Scientific Ltd.,

— Settlement of a defined benefit pension plan in Australia resulting in a loss of approximately $1.5 million (as previously announced, this was expected to occur in the fourth quarter of fiscal year 2004 and will offset a related curtailment gain of approximately $1.2 million recognized in fiscal year 2004 in connection with the same plan),

— Acquired in-process research and development charges as well as the impact on cost of sales of writing up acquired inventory in connection with the Digilab, LLC and Magnex Scientific Ltd. acquisitions, the amounts of which cannot currently be estimated, but which could be significant, and

— A one-time reduction in income tax expense resulting from a change in the treatment of foreign tax credits under new U.S. tax law enacted during the current quarter, the amount of which cannot currently be estimated, but which could be significant.

Due to the fact that the amount of certain of these items cannot currently be estimated, GAAP earnings guidance cannot be given for the first quarter of fiscal year 2005 or the full fiscal year at this time.

Varian, Inc. will be holding a conference call with securities analysts and investors later today, November 3, 2004, at 2:00 p.m. Pacific time. Interested investors are invited to listen to the call by going to www.varianinc.com and clicking on the Investors link at the right side of the screen.

Non-GAAP (Pro Forma) Financial Measures

This press release includes non-GAAP (pro forma) financial measures for operating profit, operating profit margins, net earnings and diluted earnings per share. In each case, these non-GAAP financial measures exclude acquisition-related intangible amortization, restructuring and other related costs, acquisition transition costs, and defined benefit pension plan curtailment gains, as is detailed in the Reconciliations of GAAP to Pro Forma Results attached to this press release. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

We believe that excluding acquisition-related intangible amortization provides supplemental information and an alternative presentation useful to investors’ understanding of the company’s core operating results and trends. In addition, investors have indicated to us that they analyze the benefits of acquisitions based on the cash return on the investment made, and thus consider financial measures excluding acquisition-related intangible amortization as important, useful information.

We similarly believe that excluding restructuring and other related costs (principally related to facility closures and employee terminations to improve operational efficiency), acquisition transition costs, and defined benefit pension plan curtailment gains provides supplemental information and an alternative presentation useful to investors’ understanding of the company’s core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods. Investors have indicated that they consider financial measures of our results of operations excluding restructuring and other related costs, acquisition transition costs, and defined benefit pension plan curtailment gains as important supplemental information useful to their understanding of our historical results and estimating of our future results.

In the case of defined benefit pension plan curtailment gains, we consider this an unusual event. We anticipate a defined benefit pension plan settlement loss in the first quarter of fiscal year 2005 relating to one of the pension plans that was curtailed during fiscal year 2004.

We also believe that, in excluding acquisition-related intangible amortization, restructuring and other related costs, acquisition transition costs, and defined benefit pension plan curtailment gains, our non-GAAP financial measures provide investors with transparency into what is used by management to measure and forecast results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies, in making financial and operating decisions and to establish certain management compensation.

Although we believe, for the foregoing reasons, that our presentation of non-GAAP financial measures provides useful supplemental information to investors regarding our results of operations, our non-GAAP financial measures should only be considered in addition to, and not as a substitute for or superior to, our financial measures prepared in accordance with GAAP.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including those relating to: anticipated revenue growth and diluted earnings per share for the first quarter of fiscal year 2005 and the full fiscal year 2005. These forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and involve certain risks and uncertainties that could cause the company’s actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. Those risks and uncertainties include, but are not limited to, the following: whether we will succeed in new product development, commercialization, performance, and acceptance, particularly in life science applications; whether we can achieve continued growth in sales in life science applications; risks arising from the timing of shipments, installations, and the recognition of revenues on leading-edge NMR systems; whether we can increase margins on newer leading-edge NMR products; the impact of shifting product mix on profit margins in the Scientific Instruments segment; whether we will see continued strong demand for vacuum products and for electronics manufacturing services; competitive products and pricing; economic conditions in the company’s product and geographic markets; whether we will see continued and timely delivery of key raw materials and components by suppliers;

foreign currency fluctuations that could adversely impact revenue growth and earnings; whether we will see sustained market investment in capital equipment; whether we will see reduced demand from customers that operate in cyclical industries; the impact of any delay or reduction in government funding for research; our ability to successfully integrate acquisitions; the actual cost of anticipated restructuring activities and their timing and impact on future costs; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. We disclaim any intent or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise.

About Varian, Inc.

Varian, Inc. is a major supplier of scientific instruments, vacuum technologies, and specialized contract electronics manufacturing services. These businesses serve a broad range of life science and industrial customers worldwide. The Company manufactures in 14 locations in North America, Europe, and the Pacific Rim and employs some 4,400 people. Varian, Inc. had fiscal year 2004 sales of $916 million. Additional information about Varian, Inc. is available at www.varianinc.com.

VARIAN, INC. AND SUBSIDIARY COMPANIES

RECONCILIATION OF GAAP TO PRO FORMA RESULTS — ACTUAL

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share amounts)

Fourth Quarter FY 2004 and Fourth Quarter FY 2003

	Fiscal Quarter Ended October 1, 2004			Fiscal Quarter Ended October 3, 2003
	GAAP	Pro Forma		GAAP	Pro Forma
Sales	$234,045	$234,045		$238,648	$238,648
Cost of sales	144,340	144,340		149,437	149,437

Gross profit	89,705	89,705		89,211	89,211

Operating expenses
Sales and marketing	39,930	39,930		39,761	39,761
Research and development	12,405	12,405		11,625	11,625
General and administrative	13,200	10,180	(1)	19,448	13,827 (3)
Purchased in-process research and development	101	—	(2)	—	—

Total operating expenses	65,636	62,515		70,834	65,213

Operating earnings	24,069	27,190		18,377	23,998

Interest income (expense)
Interest income	940	940		438	438
Interest expense	(576)	(576)		(602)	(602)

Total interest income (expense), net	364	364		(164)	(164)

Earnings before income taxes	24,433	27,554		18,213	23,834
Income tax expense	8,552	9,644		6,374	8,321

Net earnings	$15,881	$17,910		$11,839	$15,513

Net earnings per diluted share	$0.44	$0.50		$0.34	$0.44

Diluted shares outstanding	35,730	35,730		35,207	35,207

SUMMARY OF RECONCILING ITEMS:

(1)	Excludes $777 in acquisition-related intangible amortization, $2,412 in restructuring and other related costs, and a pension curtailment gain of ($169).

(2)	Excludes $101 related to a purchased in-process research and development charge.

(3)	Excludes $738 in acquisition-related intangible amortization, $3,783 in restructuring and other related costs, and $1,100 in patent suit settlement costs.

VARIAN, INC. AND SUBSIDIARY COMPANIES

RECONCILIATION OF GAAP TO PRO FORMA RESULTS — ACTUAL

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share amounts)

Full Year FY 2004 and Full Year FY 2003

	Fiscal Year Ended October 1, 2004			Fiscal Year Ended October 3, 2003
	GAAP	Pro Forma		GAAP	Pro Forma
Sales	$915,963	$915,963		$847,739	$847,739
Cost of sales	568,746	568,746		525,893	525,424	(3)

Gross profit	347,217	347,217		321,846	322,315

Operating expenses

Sales and marketing	157,323	157,323		144,089	144,089
Research and development	48,731	48,731		45,653	45,653
General and administrative	50,139	44,087	(1)	55,499	44,797	(4)
Purchased in-process research and development	101	—	(2)	—	—

Total operating expenses	256,294	250,141		245,241	234,539

Operating earnings	90,923	97,076		76,605	87,776

Interest income (expense)
Interest income	3,055	3,055		1,495	1,495
Interest expense	(2,393)	(2,393)		(2,490)	(2,490)

Total interest income (expense), net	662	662		(995)	(995)

Earnings before income taxes	91,585	97,738		75,610	86,781
Income tax expense	32,055	34,209		26,463	30,373

Net earnings	$59,530	$63,529		$49,147	$56,408

Net earnings per diluted share	$1.66	$1.78		$1.40	$1.61

Diluted shares outstanding	35,773	35,773		35,057	35,057

SUMMARY OF RECONCILING ITEMS:

(1)	Excludes $2,892 in acquisition-related intangible amortization, $4,613 in restructuring and other related costs, and pension curtailment gains of ($1,453).

(2)	Excludes $101 related to a purchased in-process research and development charge.

(3)	Excludes $469 in acquisition transition costs.

(4)	Excludes $2,647 in acquisition-related intangible amortization, $6,918 in restructuring and other related costs, $1,100 in patent suit settlement costs and $37 in acquisition transition costs.

VARIAN, INC. AND SUBSIDIARY COMPANIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except par value amounts)

	October 1, 2004	October 3, 2003
ASSETS

Current assets
Cash and cash equivalents	$184,982	$135,791
Accounts receivable, net	182,843	165,049
Inventories	135,344	125,649
Deferred taxes	30,008	26,464
Other current assets	18,986	17,788

Total current assets	552,163	470,741

Property, plant, and equipment, net	120,239	120,088
Goodwill	131,441	126,411
Intangible assets, net	21,279	16,762
Other assets	5,543	3,050

Total assets	$830,665	$737,052

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$6,673	$2,811
Accounts payable	70,667	61,209
Deferred profit	11,306	14,385
Accrued liabilities	160,710	141,938

Total current liabilities	249,356	220,343

Long-term debt	30,000	36,273
Deferred taxes	9,411	12,454
Other liabilities	14,687	10,413

Total liabilities	303,454	279,483

Stockholders’ equity
Preferred stock—par value $0.01, authorized—1,000 shares; issued—none	—	—
Common stock—par value $0.01, authorized—99,000 shares; issued and outstanding—34,838 shares at October 1, 2004 and 34,181 shares at October 3, 2003	257,083	252,630
Retained earnings	253,096	193,566
Accumulated other comprehensive income	17,032	11,373

Total stockholders’ equity	527,211	457,569

Total liabilities and stockholders’ equity	$830,665	$737,052

VARIAN, INC. AND SUBSIDIARY COMPANIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Fiscal Quarter Ended		Fiscal Year Ended
	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
Cash flows from operating activities
Net earnings	$15,881	$11,839	$59,530	$49,147
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,536	6,650	25,481	24,082
(Gain) loss on disposition of property, plant, and equipment	(185)	31	(163)	(93)
Purchased in-process research and development	101	—	101	—
Tax benefit from stock option exercises	9,550	559	13,266	1,910
Deferred taxes	(11,421)	5,870	(12,573)	8,735
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(6,164)	3,542	(9,271)	17,628
Inventories	10,501	9,187	(5,800)	1,332
Other current assets	3,346	4,010	643	6,595
Other assets	(549)	423	(589)	677
Accounts payable	(4,943)	33	6,287	5,351
Deferred profit	507	(2,302)	(3,130)	(6,715)
Accrued liabilities	6,673	(2,198)	19,066	12,630
Other liabilities	565	(258)	72	318

Net cash provided by operating activities	30,398	37,386	92,920	121,597

Cash flows from investing activities
Proceeds from sale of property, plant, and equipment	1,332	115	2,551	588
Purchase of property, plant, and equipment	(5,662)	(11,095)	(22,968)	(26,656)
Purchase of businesses, net of cash acquired	(11,898)	(1,427)	(12,968)	(25,013)
Private company equity investments	—	—	(1,318)	—

Net cash used in investing activities	(16,228)	(12,407)	(34,703)	(51,081)

Cash flows from financing activities
Repayment of debt	(1,787)	(2,823)	(4,602)	(5,905)
Issuance of debt	—	—	2,037	3,198
Repurchase of common stock	(7,773)	—	(31,668)	(10,368)
Issuance of common stock	2,734	3,584	22,855	9,184
Transfers to Varian Medical Systems, Inc.	(216)	(162)	(1,110)	(901)

Net cash (used in) provided by financing activities	(7,042)	599	(12,488)	(4,792)

Effects of exchange rate changes on cash and cash equivalents	1,959	(925)	3,462	4,922

Net increase in cash and cash equivalents	9,087	24,653	49,191	70,646
Cash and cash equivalents at beginning of period	175,895	111,138	135,791	65,145

Cash and cash equivalents at end of period	$184,982	$135,791	$184,982	$135,791

VARIAN, INC. AND SUBSIDIARY COMPANIES

RECONCILIATION OF GAAP TO PRO FORMA RESULTS — ACTUAL

UNAUDITED RESULTS OF OPERATIONS

(In millions, except margin and per share data)

Fourth Quarter FY 2004 and Fourth Quarter FY 2003

and

Full Year FY 2004 and Full Year FY 2003

	Fiscal Quarter Ended		Fiscal Year Ended
	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
TOTAL COMPANY
Operating Profit
U.S. GAAP as reported	$24.1	$18.4	$90.9	$76.6
Pro forma adjustments:
Acquisition-related intangible amortization	0.8	0.7	2.9	2.7
Restructuring and other related costs	2.4	3.8	4.6	6.9
Acquisition transition costs	—	—	—	0.5
Patent suit settlement costs	—	1.1	—	1.1
Pension curtailment gains	(0.2)	—	(1.4)	—
In-process research and development	0.1	—	0.1	—

Pro forma as presented	$27.2	$24.0	$97.1	$87.8

Operating Margins
U.S. GAAP as reported	10.3%	7.7%	9.9%	9.0%
Pro forma adjustments:
Acquisition-related intangible amortization	0.3	0.3	0.3	0.4
Restructuring and other related costs	1.0	1.6	0.5	0.8
Acquisition transition costs	—	—	—	0.1
Patent suit settlement costs	—	0.5	—	0.1
Pension curtailment gains	(0.1)	—	(0.1)	—
In-process research and development	0.1	—	—	—

Pro forma as presented	11.6%	10.1%	10.6%	10.4%

Net Earnings
U.S. GAAP as reported	$15.9	$11.8	$59.5	$49.1
Pro forma adjustments:
Acquisition-related intangible amortization	0.5	0.5	1.9	1.8
Restructuring and other related costs	1.6	2.5	3.0	4.5
Acquisition transition costs	—	—	—	0.3
Patent suit settlement costs	—	0.7	—	0.7
Pension curtailment gains	(0.1)	—	(0.9)	—
In-process research and development	—	—	—	—

Pro forma as presented	$17.9	$15.5	$63.5	$56.4

Diluted Earnings Per Share
U.S. GAAP as reported	$0.44	$0.34	$1.66	$1.40
Pro forma adjustments:
Acquisition-related intangible amortization	0.02	0.01	0.05	0.05
Restructuring and other related costs	0.04	0.07	0.09	0.13
Acquisition transition costs	—	—	—	0.01
Patent suit settlement costs	—	0.02	—	0.02
Pension curtailment gains	—	—	(0.02)	—
In-process research and development	—	—	—	—

Pro forma as presented	$0.50	$0.44	$1.78	$1.61

VARIAN, INC. AND SUBSIDIARY COMPANIES

RECONCILIATION OF GAAP TO PRO FORMA RESULTS — ACTUAL

UNAUDITED RESULTS OF OPERATIONS

(In millions, except margin data)

Fourth Quarter FY 2004 and Fourth Quarter FY 2003

and

Full Year FY 2004 and Full Year FY 2003

	Fiscal Quarter Ended		Fiscal Year Ended
	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
SCIENTIFIC INSTRUMENTS SEGMENT
Operating Profit
U.S. GAAP as reported	$13.8	$12.7	$54.0	$51.7
Pro forma adjustments:
Acquisition-related intangible amortization	0.7	0.7	2.8	2.6
Restructuring and other related costs	2.3	3.5	4.5	5.7
In-process research and development	0.1	—	0.1	—

Pro forma as presented	$16.9	$16.9	$61.4	$60.0

Operating Margins
U.S. GAAP as reported	9.1%	8.1%	9.2%	9.4%
Pro forma adjustments:
Acquisition-related intangible amortization	0.4	0.5	0.5	0.5
Restructuring and other related costs	1.5	2.2	0.8	1.0
In-process research and development	0.1	—	—	—

Pro forma as presented	11.1%	10.8%	10.5%	10.9%

VACUUM TECHNOLOGIES SEGMENT
Operating Profit
U.S. GAAP as reported	$6.6	$2.4	$23.5	$13.0
Pro forma adjustments:
Acquisition-related intangible amortization	0.1	—	0.1	0.1
Restructuring and other related costs	—	0.3	—	0.8
Patent suit settlement costs	—	1.1	—	1.1

Pro forma as presented	$6.7	$3.8	$23.6	$15.0

Operating Margins
U.S. GAAP as reported	18.9%	7.9%	16.9%	11.2%
Pro forma adjustments:
Acquisition-related intangible amortization	0.1	—	—	0.1
Restructuring and other related costs	—	0.9	—	0.7
Patent suit settlement costs	—	3.6	—	0.8

Pro forma as presented	19.0%	12.4%	16.9%	12.8%

VARIAN, INC. AND SUBSIDIARY COMPANIES

RECONCILIATION OF GAAP TO PRO FORMA RESULTS — ACTUAL

UNAUDITED RESULTS OF OPERATIONS

(In millions, except margin data)

Fourth Quarter FY 2004 and Fourth Quarter FY 2003

and

Full Year FY 2004 and Full Year FY 2003

	Fiscal Quarter Ended		Fiscal Year Ended
	October 1, 2004	October 3, 2003	October 1, 2004	October 3, 2003
ELECTRONICS MANUFACTURING SEGMENT
Operating Profit
U.S. GAAP as reported	$5.0	$5.6	$20.8	$20.8
Pro forma adjustments:
Acquisition transition costs	—	—	—	0.5

Pro forma as presented	$5.0	$5.6	$20.8	$21.3

Operating Margins
U.S. GAAP as reported	10.4%	10.9%	10.8%	11.6%
Pro forma adjustments:
Acquisition transition costs	—	—	—	0.3

Pro forma as presented	10.4%	10.9%	10.8%	11.9%

GENERAL CORPORATE
Operating Profit
U.S. GAAP as reported	$(1.3)	$(2.3)	$(7.4)	$(8.9)
Pro forma adjustments:
Restructuring and other related costs	0.1	—	0.1	0.4
Pension curtailment gains	(0.2)	—	(1.4)	—

Pro forma as presented	$(1.4)	$(2.3)	$(8.7)	$(8.5)